Exhibit 2.3

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

David G. Heiman (admitted pro hac vice)

Carl E. Black (admitted pro hac vice)

Thomas A. Wilson (admitted pro hac vice)

-and-

JONES DAY

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Telephone: (404) 581-3939

Facsimile: (404) 581-8330

Jeffrey B. Ellman (admitted pro hac vice)

Attorneys for Debtors and Debtors in Possession

HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218
Tyler P. Brown (VSB No. 28072)
J.R. Smith (VSB No. 41913)
Henry P. (Toby) Long, III (VSB No. 75134)
Justin F. Paget (VSB No. 77979)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re: Alpha Natural Resources, Inc., et al., Debtors.	Chapter 11 Case No. 15-33896 (KRH) (Jointly Administered)

FIRST MODIFICATIONS TO THE SECOND AMENDED JOINT PLAN

OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION

The above-captioned debtors and debtors in possession (collectively, the “Debtors”) hereby propose the following non-material additions and modifications to the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession, dated May 25, 2016 (Docket No. 2527) (the “Plan”), pursuant to section 1127(a) of the Bankruptcy Code, and Section IX.A of the Plan:1

1. Section I.A.31 of the Plan is modified and restated as follows:

“Black Lung Claims” means any Claims arising~~, or related to the period,~~ prior to the Effective Date for the payment of Black Lung Benefits, including any Claims for reimbursement of the Black Lung Disability Trust Fund, but (a) solely with respect to the Debtors and the Reorganized Debtors, “Black Lung Claims” shall exclude any Claims for Black Lung Benefits with respect to miners whose last day of employment with the Debtors or the Reorganized Debtors was on or after the Petition Date and any Claims for reimbursement of the Black Lung Disability Trust Fund with respect to such miners (including, for all Claims referenced in this clause (a), Claims for Black Lung Benefits by any dependents and survivors of such miners); and (b) the Claims referenced in clause (a) shall be the sole responsibility of the Reorganized Debtors and not NewCo; provided, however, that nothing in clause (a) or (b) of this paragraph shall preclude any independent liability of NewCo (i.e., any liability of NewCo that does not depend on a successor relationship with the Debtors) for Claims for Black Lung Benefits with respect to any miners employed by NewCo (including Claims for Black Lung Benefits by any dependents and survivors of such miners).

[1]	All modified and restated Plan provisions are marked to reflect the modifications thereto. Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

2. Section I.A.42 of the Plan is modified and restated as follows:

“Category 2 General Unsecured Claims Asset Pool” means: (a) the Category 2 NewCo Common Stock Distribution; (b) the NewCo Warrants; (c) the Reorganized ANR Contingent Revenue Payment, less any Reorganized ANR Contingent Revenue Payment Allocation; (d) the Reorganized ANR Common Stock Allocation; and (e) the Contingent Reserve Price Asset Sale Proceeds.

3. Section I.A.64 of the Plan is modified and restated as follows:

“Contract Procedures Order” means the Order, Pursuant to Sections 105, 365 and 1123 of the Bankruptcy Code, (I) Establishing Procedures with Respect to the Proposed Assumption, Assumption and Assignment, and Rejection of Executory Contracts and Unexpired Leases and the Treatment of Other Agreements Pursuant to the Debtors’ Second Amended Joint Plan of Reorganization and Applicable Law and (II) Approving the Form and Manner of Notice Thereof (Docket No. 2840), entered by the Bankruptcy Court on June 29, 2016, as it may amended, supplemented or otherwise modified ~~an order of the Bankruptcy Court, entered on or prior to the Confirmation Date, which approves procedures to address the treatment of certain agreements in the Chapter 11 Cases in conjunction with the Plan, including the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases, and establishes the form and manner of notice to be given to counterparties to such agreements with the Debtors~~.

4. The following language is added as Section I.A.95A of the Plan:

“Environmental Groups Settlement” means the Settlement embodied in the Settlement Agreement with Environmental Groups, dated June 24, 2016, and attached as Annex I to the Notice of Filing of Settlement Agreement with Environmental Groups (Docket No. 2887), filed with the Bankruptcy Court on June 30, 2016.

5. Section I.A.138 of the Plan is modified and restated as follows:

“Insurance Contract” means any policy of ~~third party liability~~ insurance under which any of the Debtors could have asserted, did assert or may in the future assert a right to coverage for any claim, together with any other contracts, documents or instruments that pertain or relate to such policy.

6. Section I.A.205 of the Plan is modified and restated as follows:

“Released Parties” means, collectively and individually, and, in each case, solely in their capacity as such: (a) the Debtors; (b) the Estates; (c) the Reorganized Debtors; (d) the DIP Agents; (e) the DIP Lenders; (f) the First Lien Agent; (g) the First Lien Lenders; (h) the Creditors’ Committee and its members; (i) the Massey Convertible Notes Trustee; (j) the Second Lien Parties; (k) NewCo; (l) the Unsecured Notes Indenture Trustee; (m) the Retiree Committee and its members; and ~~(m)~~ (n) with respect to (a) through ~~(l)~~ (m), each such Person’s respective Representatives and affiliates.

7. The following language is added as Section I.A.206A of the Plan:

“Reorganized ANR” means, collectively, Reorganized Holdings and Reorganized Opco; provided that, for purposes of Sections I.A.61, I.A.157, I.A.198, I.A.207, IV.G, IV.H, IV.I, IV.M.3 and V.F.2.c, “Reorganized ANR” shall mean Reorganized Opco.

8. Section I.A.208 of the Plan is modified and restated as follows:

“Reorganized ANR Common Stock” means (a) the Reorganized Holdings Common Stock and (b) the Reorganized Opco Common Stock ~~the shares of common stock of Reorganized ANR, authorized pursuant to the certificate of incorporation of Reorganized ANR, to be initially issued pursuant to the Plan as of the Effective Date; provided, however, that the form of security or securities comprising Reorganized ANR Common Stock may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet~~.

9. The following language is added as Section I.A.208A of the Plan:

“Reorganized ANR Common Stock Allocation” means, collectively, (a) 100% of the shares of Reorganized Holdings Common Stock and (b) 70% of the shares of Reorganized Opco Common Stock.

10. The following language is added as Section I.A.212A of the Plan:

“Reorganized Holdings” means Alpha Natural Resources Holdings, Inc., which has been newly created in accordance with the Restructuring Transactions.

11. The following language is added as Section I.A.212B of the Plan:

“Reorganized Holdings Common Stock” means the shares of common stock of Reorganized Holdings, authorized pursuant to its certificate of incorporation; provided, however, that the form of security or securities comprising Reorganized Holdings Common Stock may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

12. The following language is added as Section I.A.212C of the Plan:

“Reorganized Opco” means ANR, Inc., which has been newly created in accordance with the Restructuring Transactions.

13. The following language is added as Section I.A.212D of the Plan:

“Reorganized Opco Common Stock” means the shares of common stock of Reorganized Opco, authorized pursuant to its certificate of incorporation; provided, however, that the form of security or securities comprising Reorganized Opco Common Stock may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

14. Section I.A.216 of the Plan is modified and restated as follows:

“Resolution of Reclamation Obligations” means, collectively, the following agreements together with all exhibits thereto: (a) the Reclamation Funding Agreement by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; (iii) the Illinois Department of Natural Resources; (iv) the Kentucky Energy and Environment Cabinet, Department for Natural Resources; (v) the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee; (vi) the Virginia Department of Mines, Minerals and Energy; and (vii) the West Virginia Department of Environmental Protection; (b) the Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; and (iii) the West Virginia Department of Environmental Protection; (c) the Permitting and Reclamation Plan Settlement

Agreement for the Commonwealth of Kentucky by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; and (iii) the Kentucky Energy and Environment Cabinet, Department for Natural Resources; (d) the Permitting and Reclamation Plan Settlement Agreement for the Commonwealth of Virginia by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; and (iii) the Virginia Department of Mines, Minerals and Energy; (e) the Permitting and Reclamation Plan Settlement Agreement for the State of Illinois by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; and (iii) the Illinois Department of Natural Resources; (f) the Settlement Agreement by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; (iii) Citicorp North America, Inc.; and (iv) the United States Department of the Interior, on behalf of (1) the Office of Surface Mining, Reclamation and Enforcement, including in its capacity as the regulatory authority over surface mining operations in the State of Tennessee, (2) the Office of Natural Resources Revenue and (3) the Bureau of Land Management; (g) the Stipulation Regarding Water Treatment Obligations by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; (iii) Citicorp North America, Inc.; and (iv) the United States Environmental Protection Agency; and (h) the Permitting and Mitigation Plan Funding and Settlement Agreement by and among: (i) ANR, on behalf of itself and its Debtor Affiliates; (ii) Contura Energy, Inc.; (iii) Citicorp North America, Inc.; and (iv) the Army Corps of Engineers~~any agreed-upon resolutions with the Reclamation Obligation Resolution Parties~~, approved pursuant to the Confirmation Order or any other order of the Bankruptcy Court, regarding the Reclamation Activities, on substantially the terms set forth on Exhibit I.A.216.

15. The following language is added as Section I.A.219A of the Plan:

“Retiree Committee Settlement” means the Stipulation and Agreed Order Among the Debtors, the Retiree Committee and the First Lien Agent: (I) Resolving Motion of the Debtors, Pursuant to Section 363 of the Bankruptcy Code, for an Order Authorizing Debtors to Terminate Certain Unvested Non-Pension Benefits; and (II) Granting Certain Related Relief, attached as Exhibit 1 to the Notice of Proposed Stipulation and Agreed Order Among the Debtors, the Retiree Committee and the First Lien Agent: (I) Resolving Motion of the Debtors, Pursuant to Section 363 of the Bankruptcy Code, for an Order Authorizing Debtors to Terminate Certain Unvested Non-Pension Benefits; and (II) Granting Certain Related Relief (Docket No. 2927), Filed with the Bankruptcy Court on July 5, 2016, as such stipulation and agreed order may be approved by the Bankruptcy Court.

16. Section I.A.222 of the Plan is modified and restated as follows:

“Second Lien Distribution Note” means an unsecured promissory note, if any, issued by NewCo, in a face amount equal to ~~the amount of the Second Lien Noteholder Distribution Cash Component~~ $8.50 million, substantially on the terms set forth on Exhibit I.A.222.

17. Section I.A.227 of the Plan is modified and restated as follows:

“Second Lien Noteholder Distribution” means: (a) to the extent that the aggregate value of all NewCo Equity plus the First Lien Lender Takeback/Preferred Consideration is greater than $300 million, the Second Lien NewCo Equity Distribution; and (b) the Second Lien Noteholder Reserve Price Assets Distribution, as further described on Exhibit I.A.227. For the avoidance of any doubt, the Second Lien Noteholder Distribution is subject to the Ad Hoc Committee of Second Lien Noteholders’ rights to allocate the consideration described in the section of the Second Lien Noteholder Settlement entitled “Other Plan Distributions to Second Lien Parties,” which proposed allocation was further described on pages 45-46 of the Disclosure Statement; provided that, in accordance with the Second Lien Noteholder Settlement, to the extent any Second Lien Noteholder electing to exercise its NewCo ABL Participation Rights to participate as a lender in the NewCo ABL Facility is not an “accredited investor” within the meaning of the Securities Act, such Second Lien Noteholder will receive an allocated portion of the Second Lien Noteholder Distribution Cash Component in lieu of any portion of the NewCo Equity allocated among Second Lien Noteholders participating in the NewCo ABL Facility.

18. Section I.A.228 of the Plan is modified and restated as follows:

“Second Lien Noteholder Distribution Cash Component” means 5.0% of the aggregate proceeds received by the Estates in connection with any sale of Reserve Price Assets in excess of $50 million; provided that the aggregate amount of any portion of the Second Lien Noteholder Distribution Cash Component arising from the sale of the Designated Reserve Price Assets shall not exceed $12,500,000; provided further that, if the First Lien Lender Distributable Cash Recovery Threshold is not met, the amount of the Second Lien Noteholder Distribution Cash Component shall not exceed $4.0 million.

19. Section I.A.229 of the Plan is modified and restated as follows:

“Second Lien Noteholder Reserve Price Assets Distribution” means (a) if the First Lien Lender Distributable Cash Recovery Threshold is met, Distribution Cash in a total aggregate amount equal to the Second Lien Noteholder Distribution Cash Component and (b) ~~; provided that~~ if the First Lien Lender Distributable Cash Recovery Threshold is not met, ~~no Cash shall be provided as part of the Second Lien Noteholder Reserve Price Assets Distribution~~ the Second Lien Lender Distribution Cash Component and the ~~Second Lien Noteholder Reserve Price Assets Distribution shall consist solely of the~~ Second Lien Distribution Note.

20. Section I.A.247 of the Plan is modified and restated as follows:

“Series A Preferred Interests” means preferred stock (or similar rights or interests) of Reorganized ANR, authorized pursuant to the certificates of incorporation of Reorganized ANR (or comparable constituent documents), substantially on the terms set forth on Exhibit I.A.247; provided, however, that the form of security or securities comprising Series A Preferred Interests may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

21. Section I.A.248 of the Plan is modified and restated as follows:

“Series B Preferred Interests” means preferred stock (or similar rights or interests) of Reorganized ANR, authorized pursuant to the certificates of incorporation of Reorganized ANR (or comparable constituent documents), substantially on the terms set forth on Exhibit I.A.248; provided, however, that the form of security or securities comprising Series B Preferred Interests may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

22. Section I.A.257 of the Plan is modified and restated as follows:

“Tort Claim” means any Claim that has not been settled, compromised or otherwise resolved that: (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment; provided that any Claims related to Reclamation Activities and any workers’ compensation claims shall not constitute Tort Claims within the meaning of this Section I.A.257.

23. The following language is added as Section I.A.260A of the Plan:

“UMWA Funds Settlement Term Sheet” means the term sheet attached as Exhibit A to the Stipulation By and Among the Debtors, the UMWA Funds and the First Lien Agent Resolving Various Plan-Related Issues (Docket No. 2963), Filed with the Bankruptcy Court on July 6, 2016.

24. Section II.A.1.e of the Plan is modified and restated as follows:

i. ~~Fees and~~ Expenses of Creditors’ Committee Members ~~and the Unsecured Notes Trustee~~

Subject to the terms of this Section II.A.1.e.i, ~~(a)~~ the ~~reasonable and documented fees and~~ expenses of the ~~Unsecured Notes Indenture Trustee (including its counsel and other advisors) and (b) the expenses of other~~ members of the Creditors’ Committee that are not Indenture Trustee Committee Members (excluding~~, with respect to such members of the Creditors’ Committee that are not Indenture Trustee Committee Members,~~ their individual legal and other advisor fees), and the expenses submitted for reimbursement by the Unsecured Notes Indenture Trustee in the Third Interim Fee Application of Milbank, Tweed, Hadley & McCloy LLP (Docket No. 2688), submitted by request for payment pursuant to section 503 of the Bankruptcy Code and approved by the Bankruptcy Court, shall be Allowed Administrative Claims ~~or otherwise paid in Cash on the Effective Date~~, ~~in each case~~ without reduction to the recoveries of holders of Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims~~; provided that the total aggregate fees and~~

~~expenses of the Indenture Trustee Committee Members (including their counsel and other advisors) other than the Massey Convertible Notes Trustee (and its counsel and other advisors) constituting Allowed Administrative Claims shall not exceed $875,000~~. For the avoidance of doubt, no member of the Creditors’ Committee (other than the Indenture Trustee Committee Members) shall seek payment from the Debtors or the Estates of such member’s legal or other advisory fees incurred in its capacity as a member of the Creditors’ Committee, pursuant to a motion for substantial contribution or otherwise, and no payment shall be made by the Debtors or the Estates to any member of the Creditors’ Committee (other than the Indenture Trustee Committee Members pursuant to ~~this~~ the provision below) on account of such legal or other advisory fees; provided that nothing herein shall limit any member of the Creditors’ Committee from seeking payment of their individual legal fees based on a claim or entitlement unrelated to their capacities as members of the Creditors’ Committee.

ii. Fees and Expenses of the Indenture Trustee Committee Members

The reasonable and documented fees and expenses of the Unsecured Notes Indenture Trustee shall be paid in Cash on the Effective Date without reduction to the recoveries of holders of Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims; provided that the aggregate fees and expenses of the Unsecured Notes Indenture Trustee paid pursuant to the Plan, excluding those paid pursuant to Section II.A.1.e.i, shall not exceed $1,060,000. Once paid, the reasonable and documented fees and ~~To the extent that any fees or~~ expenses of the Indenture Trustee Committee Members (~~and~~ including their counsel~~) are not paid in accordance with the provisions of the Plan~~ and other advisors) shall not be subject to any challenge or defense, including avoidance, reduction, offset, attachment, disallowance, recharacterization or subordination (whether equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law. For the avoidance of doubt, nothing in the Plan shall prevent the Indenture Trustee Committee Members from asserting a charging lien against any recoveries received on account of the applicable noteholders for payment of ~~such unpaid amounts~~ any fees and expenses not paid to the Indenture Trustee Committee Members by the Debtors pursuant to the Plan; provided, that in the event the Indenture Trustee Committee Members exercise a charging lien against such recoveries, the Debtors shall use commercially reasonable efforts to assist such Indenture Trustee Committee Members in liquidating securities otherwise payable to such noteholders under the Plan; provided further that the Unsecured Notes Indenture Trustee shall not exercise such charging lien to the extent that payment of $1,060,000, excluding the amounts paid pursuant to Section II.A.1.e.i is made by the Debtors pursuant to this Section II.A.1.e.ii. If the Reorganized Debtors expressly request (in writing) post-Effective Date assistance from the Indenture Trustee Committee Members, the Indenture Trustee Committee Members will be paid their reasonable and documented fees and expenses, solely to the extent of the post-Effective Date assistance requested by the Reorganized Debtors, not subject to the cap set forth in ~~this Section II.A.1.e~~ the Plan.

25. Section II.A.1.h.i of the Plan is modified and restated as follows:

II.A.1.h.i General Bar Date Provisions

Except as otherwise provided in Section II.A.1.h.ii or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Notice Parties pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than ~~45~~ 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the latest of (a) 150 days after the Effective Date, (b) 60 days after the Filing of the applicable request for payment of Administrative Claims or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Claims.

26. Section II.A.2.a of the Plan is modified and restated as follows:

II.A.2 Payment of Priority Tax Claims

27. a. Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, as applicable, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (a) Distribution Cash equal to the amount of such Allowed Priority Tax Claim (i) on the Effective Date or (ii) if the Priority Tax Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) Distribution Cash of a total value, as of the Effective Date, equal to ~~in~~ the ~~aggregate~~ amount of such Allowed Priority Tax Claim, payable in annual equal installments commencing on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter) and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon as practicable thereafter) and ending no later than five years after the Petition Date.

28. The first paragraph of Section II.B.5 of the Plan is modified and restated as follows:

Other Secured Claims (Class 5 Claims) are unimpaired. On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class 5 will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor. The applicable Debtor will be deemed to have elected

Option B except with respect to (a) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A, subject to the Debtors’ or the Reorganized Debtors’ right to elect Option B or C prior to payment of such Claim; provided that the Debtors or the Reorganized Debtors may pay such Claims consistent with the provisions of section 1129(a)(9)(D) of the Bankruptcy Code. Consistent with the language of section 1126(f) of the Bankruptcy Code, each holder of a Class 5 Claim will be deemed to have accepted the Plan.

29. The following language is added as Section III.B.8 of the Plan:

The board of directors of NewCo shall have executed a resolution binding NewCo to the obligations undertaken by NewCo in the UMWA Funds Settlement Term Sheet.

30. Section III.C of the Plan is modified and restated as follows:

Each condition to Confirmation set forth in Section III.A and each condition to the Effective Date set forth in Section III.B may be waived in whole or in part at any time by the Debtors, with the consent of (a) the DIP Agents, (b) the First Lien Agent, (c) any and all Persons identified in the applicable condition, ~~and~~ (d) with respect to the conditions set forth in Section III.A.5 and Section III.B.7, the Creditors’ Committee and (e) with respect to the condition set forth in Section III.B.8, the UMWA Funds, without an order of the Bankruptcy Court.

31. Section III.E.1 of the Plan is modified and restated as follows:

III.E.1 Dissolution of Official Committees

On the Effective Date, the Official Committees, to the extent not previously dissolved, will dissolve, and the members of the Official Committees and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases and will be released and discharged of and from all further duties, responsibilities and obligations relating to or arising in connection with the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall continue to exist for the sole purpose of participating in the Chapter 11 Cases with respect to the Debtors’ prosecution of the motion to establish Claims reserves Filed in accordance with Section V.J hereof, which motion shall also seek, among other things, certain relief with respect to the Claims Oversight Committee, consistent with Section VI.A hereof. The Professionals retained by the Official Committees and the respective members thereof shall not be entitled to assert any Fee Claims for any services rendered or expenses incurred after the Effective Date, except, for reasonable and documented fees and expenses incurred in participating in the Chapter 11 Cases for the purposes set forth in the preceding sentence and, to the extent allowable under applicable law, for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with any final applications for allowance of compensation and reimbursement of expenses of the members of or Professionals to the Official Committees Filed and served after the Effective Date in accordance with the Plan. In accordance with the terms and conditions of the Global Settlement Term Sheet, no party to the Global Settlement shall have the right to, or shall otherwise be permitted to, object to Fee Claims asserted by the Professionals retained by the Creditors’ Committee, unless objecting based solely on the reasonableness of the applicable fees and expenses as provided for in the Global Settlement Term Sheet.

32. Section III.E.4.a of the Plan is modified and restated as follows:

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and ~~immediately after cancellation of the Old Common Stock of ANR~~ consistent with Exhibit IV.B.1 to the Plan: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, including any Black Lung Claims, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors

33. Section III.E.4.b of the Plan is modified and restated as follows:

In accordance with Section III.E.4.a, except as provided in the Plan, the Confirmation Order will be a judicial determination, as of the Effective Date and ~~immediately after the cancellation of the Old Common Stock of ANR, but prior to the issuance of the Reorganized ANR Common Stock~~ consistent with Exhibit IV.B.1 to the Plan, of a discharge of all Claims and other debts and Liabilities against the Debtors, including Black Lung Claims, and a termination of all Interests and other rights of the holders of Interests in the Debtors, pursuant to sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

34. Section III.E.6.a of the Plan is modified and restated as follows:

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party except with respect to obligations arising under the Plan, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the

Global Settlement Stipulation, ~~or~~ the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

35. Section III.E.6.b of the Plan is modified and restated as follows:

III.E.6.b General Releases by Holders of Claims or Interests

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest, to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such Person has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, ~~however~~further, that the foregoing provisions shall not affect any rights to enforce the Plan, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan. For the avoidance of doubt and without limiting any releases granted in the Resolution of Reclamation Obligations, nothing in this Section III.E.6.b shall release any Person from any liabilities owing to the United States of America.

36. Section III.E.6.c of the Plan is modified and restated as follows:

From and after the Effective Date, except with respect to obligations arising under the Plan, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the Second Lien Noteholder Settlement, ~~or~~ the Resolution of Reclamation Obligations, the First Lien Lender Settlement, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement, or assumed hereunder, to the fullest extent permitted by applicable law, the Released Parties shall release one another from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to: (a) any Debtor; (b) the Chapter 11 Cases; (c) the Estates; (d) the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Global Settlement Stipulation, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Resolution of Reclamation Obligations, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; (e) the process of marketing, selling and disposing of Assets pursuant to the Sale Orders, the De Minimis Sale Order or other orders entered by the Bankruptcy Court in the Chapter 11 Cases approving the sale or other disposition of Assets, including in connection with the NewCo Asset Sale; or (f) any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

37. Section III.E.7 of the Plan is modified and restated as follows:

From and after the Effective Date, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors’ restructuring, including the formulation, negotiation, preparation, dissemination, implementation, Confirmation or approval of the Plan (or the Distributions under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Resolution of Reclamation Obligations, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement or any contract, employee pension or other benefit plan, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that this section shall not apply to the obligations arising under the Plan, the obligations assumed hereunder, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement, the Global Settlement Stipulation, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, ~~or~~ the Resolution of Reclamation Obligations, the Environmental Groups Settlement, the Retiree Committee Settlement or the UMWA Funds Settlement; and provided further that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

38. Section IV.B.1 of the Plan is modified and restated as follows:

IV.B.1 Restructuring Transactions Generally

On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect, in accordance with applicable nonbankruptcy law, to effectuate the Distributions contemplated hereby, the NewCo Asset Sale, a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors and the NewCo Asset Sale, including but not limited to the Restructuring Transactions identified on Exhibit IV.B.1, all to the extent not inconsistent with any other terms of the Plan. Unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, reorganizations, transfers, dispositions (including, for the avoidance of doubt, any asset dispositions closing under or in connection with the Plan in connection with any Core Asset Sale Order, including the NewCo Asset Sale), conversions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including (i) making filings or recordings that may be required by applicable state law in connection with such transactions and (ii) any appropriate positions on one or more tax returns. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors. Any Restructuring Transaction effected pursuant to the Plan shall be free and clear of any Liabilities and Black Lung Claims, Coal Act Claims and MEPP Claims, other than liabilities expressly assumed, including those assumed in the Stalking Horse APA. The Restructuring Transactions shall not result in NewCo becoming a successor in interest to the Debtors except as expressly provided in the Confirmation Order. Notwithstanding the foregoing and any other provisions of the Plan, nothing in the Plan shall impair, expand or otherwise modify the rights of any party under the Stalking Horse APA (unless expressly consented to by the First Lien Lenders) or any other agreement entered into pursuant to any Sale Order.

39. Section IV.E.2 is modified and restated as follows:

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date: (a) the initial officers of Reorganized ANR and the other Reorganized Debtors will consist of the individuals identified on Exhibit IV.E.2; and (b) the initial boards of directors of (i) Reorganized ANR ~~and each of the other Reorganized Debtors~~ shall consist of ~~(i)~~ (A) one designee of the Creditors’ Committee, ~~(ii)~~ (B) one designee of the First Lien Lenders and ~~(iii)~~ (C) three Independent Directors selected by the Debtors subject to the consent of the Creditors’ Committee and the First Lien Lenders, which consent shall not unreasonably be withheld, as set forth on Exhibit IV.E.2 and (ii) each of the other Reorganized Debtors shall consist of the individuals identified on Exhibit IV.E.2. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of Reorganized ANR or the applicable other Reorganized Debtor and state law.

40. Section IV.K of the Plan is modified and restated as follows:

On the Effective Date, all shares of Reorganized ANR Common Stock issued pursuant to the Plan shall be distributed to holders of Allowed Category 2 General Unsecured Claims in accordance with Sections I.A.208A, II.B.7 and II.B.8. The Reorganized ANR Common Stock, when issued as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. Each issuance under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such issuance and by the terms and conditions of the instruments evidencing or relating to such issuance, which terms and conditions shall bind each Person receiving such issuance. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the Reorganized ANR Common Stock under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder. In accordance with the terms and conditions of the Global Settlement Term Sheet, the Debtors, in consultation with the Creditors’ Committee, shall use reasonable best efforts to structure the Reorganized ANR Common Stock so that such shares are tradable; provided that the costs to the Debtors and Reorganized ANR of doing so will be considered as to whether such efforts are “reasonable.”

41. Section IV.O of the Plan is modified and restated as follows:

IV.O. Special Provisions Regarding Insured Claims

1. Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

Distributions, if any, under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent Insurance Contracts and applicable law. Nothing in this Section IV.O will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Person may hold against any other Person, including the Insurers; provided, however, that nothing herein shall alter the terms, conditions, limits of and coverage provided by any Insurance Contract or create or permit a direct right of action by the holder of an Insured Claim against an Insurer.

2. Assumption and Continuation of Insurance Contracts

~~From~~ Notwithstanding anything to the contrary in the Plan (including Section VI.B.1 and any other provision that purports to be preemptory or supervening): (a) from and after the Effective Date, each of the Insurance Contracts will be assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or continued in accordance with its terms, with rights and obligations under such ~~policy~~ Insurance Contract such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract shall remain unaltered~~, and the successors to the Debtor parties to each Insurance Contract will~~; (b) the applicable Reorganized Debtor shall continue to be bound by such Insurance Contract and liable thereunder as if the Chapter 11 Cases had not occurred~~. Nothing~~ regardless of when any underlying claim arose without the requirement or need for any Insurer to file a proof of claim, Cure Amount Claim or Administrative Claim; (c) nothing in the Plan shall affect, impair or prejudice the rights and defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred~~. In addition, notwithstanding anything to the contrary in the Plan,~~; and (d) nothing in the Plan ~~(including any other provision that purports to be preemptory or supervening),~~ shall in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights, obligations and/or ~~obligations~~claims under any Insurance Contract, if any, in any respect~~. Any~~; any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties and applicable law.

42. The following language is added as Section IV.U of the Plan:

IV.U The Environmental Groups Settlement

The Environmental Groups Settlement is hereby incorporated into the Plan as if fully set forth in the Plan; provided, however, that if there is any conflict between the terms of the Plan and the terms of the Environmental Groups Settlement the terms of the Environmental Groups Settlement shall govern.

43. Section V.J of the Plan is modified and restated as follows:

V.J Establishment of Reserves and Provisions Governing Same

Prior to the ~~Confirmation~~ Effective Date, the Debtors shall File a motion to establish any reserves and procedures related thereto that they deem necessary or advisable (which motion shall include, among other things, (a) certain relief with respect to the Claims Oversight Committee, consistent with Section VI.A hereof and (b) provision for payment by the Reorganized Debtors from any reserve established for the payment of Administrative Claims of the reasonable and documented post-Effective Date fees and expenses incurred by the First Lien Agent and First Lien Lenders in connection with (i) the preparation, Filing and prosecution thereof and (ii) the resolution of Claims (other than General Unsecured Claims) for which reserves are established in connection therewith), after consultation with counsel to the Creditors’ Committee and counsel to the First Lien Agent, to make Distributions to holders of Allowed Claims or otherwise to satisfy related obligations under the Plan. Such motion shall be in form and substance (a) reasonably acceptable to the Creditors’ Committee and (b) satisfactory to the First Lien Agent and the First Lien Lenders (except as it relates to General Unsecured Claims and the Claims Oversight Committee), and the Debtors shall diligently prosecute such motion after its Filing. Any Distributions held in reserve pursuant to this Section V.J shall be held in escrow until distributed pursuant to the Plan.

The Disbursing Agent shall vote, and shall be deemed to vote, any Reorganized ANR Common Stock and any NewCo Common Stock held by it in any reserve in its capacity as Disbursing Agent in the same proportion as all outstanding shares of Reorganized ANR Common Stock or NewCo Common Stock, as applicable, properly cast in a shareholder vote.

Cash dividends and other distributions received by the Disbursing Agent on account of any Reorganized ANR Common Stock and any NewCo Common Stock held in any reserve pursuant to this Section V.J will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of holders of the applicable Allowed Claims; (b) be accounted for separately; and (c) not constitute property of the Reorganized Debtors.

Any reserve established for Disputed Claims is intended to be treated, for U.S. federal income Tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1).

44. Section VI.B of the Plan is modified and restated as follows:

VI.B. Treatment of Disputed Claims

1. Tort Claims

At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any unliquidated Tort Claim (as to which a proof of Claim or request for payment of an Administrative Claim was timely Filed in the Chapter 11 Cases) not resolved through a Final Order of the Bankruptcy Court will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. The Debtors or the Reorganized Debtors, as applicable, may exercise the above option by service upon the holder of the applicable Tort Claim of a notice informing the holder of such Tort Claim that the Debtors or the Reorganized Debtors have exercised such option. Upon a Debtor’s or Reorganized Debtor’s service of such notice, the automatic stay provided under section 362 of the Bankruptcy Code or, after the Effective Date, the discharge injunction, will be deemed modified, without the necessity for further Bankruptcy Court approval, solely to the extent necessary to allow the parties, including any Insurer, to determine or liquidate the Tort Claim in the applicable administrative or judicial tribunal(s). Notwithstanding the foregoing, at all times prior to or after the Effective Date, to the fullest extent permitted by law, the Bankruptcy Court will retain jurisdiction, if any, relating to Tort Claims, including the Debtors’ right to have such Claims liquidated or estimated in the Bankruptcy Court (or the District Court) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Subject to Section VI.A, any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section VI.B.1 and applicable nonbankruptcy law that is no longer appealable or subject to review, and any Tort Claim that is settled by an Insurer in accordance with the terms of applicable Insurance Contracts, will be deemed an Allowed Category 1 General Unsecured Claim against the applicable Debtor in such liquidated amount, provided that only the amount of such Allowed Claim that is less than or equal to the Debtor’s self-insured retention or deductible in connection with any applicable Insurance Contract or is not otherwise satisfied from proceeds of insurance payable to the holder of such Allowed Claim under the Debtors’ Insurance Contracts will be treated as an Allowed Claim for the purposes of Distributions under the Plan. In no event will a Distribution be made under the Plan to the holder of a Tort Claim on account of any portion of an Allowed Claim in excess of the applicable Debtor’s deductible or self-insured retention under any applicable Insurance Contract. In the event a Tort Claim is determined and liquidated pursuant to a settlement, judgment or order that is obtained in accordance with this Section VI.B.1 and is no longer appealable or subject to review, and applicable nonbankruptcy law provides for no recovery against the applicable Debtor, such Tort Claim will be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Debtor’s service of a copy of such judgment or order upon the holder of such Tort Claim, provided, however, that nothing in this ~~sentence~~Section VI.B.1 shall, or shall be deemed to, modify, alter or otherwise affect the rights of any Insurer under any Insurance Contract. Nothing contained in this Section VI.B.1 will constitute or be deemed a waiver of any claim, right or Cause of Action that a Debtor may have against any Person or entity in connection with or arising out of any Tort Claim, including but not limited to any rights under section 157(b)(5) of title 28 of the United States Code. All claims, demands, rights, defenses and Causes of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Tort Claim are expressly retained and preserved.

45. Section VI.C.3 of the Plan is modified and restated as follows:

VI.C.3 Authority to Prosecute Objections

Subject to Section VI.A, on or after the Effective Date, only the Reorganized Debtors will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims. On or after the Effective Date, the Reorganized Debtors, and only the Reorganized Debtors, may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court. Notwithstanding the foregoing, (a) the First Lien Lenders shall have the right to object to any proof of Claim or request for payment of Administrative Claim seeking allowance of any Claim that is not a General Unsecured Claim, (b) the Reorganized Debtors shall provide the First Lien Lenders with five Business Days’ notice of any proposed Filing, settlement, compromise, withdrawal or litigation to judgment of any objection to any request for payment of Administrative Claims and (c) the First Lien Lenders shall have three Business Days following receipt of such notice to provide the Reorganized Debtors with consent to any such action (with such consent not to be unreasonably withheld).

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Except as expressly provided herein, no other provision of the Plan is modified by these First Modifications.

Dated: July 12, 2016	Respectfully submitted,

Alpha Natural Resources, Inc., on its own behalf and on behalf of each affiliate Debtor

	By:	/s/ Mark M. Manno
	Name:	Mark M. Manno
	Title:	Executive Vice President, General Counsel and Chief Procurement Officer

COUNSEL:

/s/ Henry P. (Toby) Long, III
Tyler P. Brown (VSB No. 28072)
J.R. Smith (VSB No. 41913)
Henry P. (Toby) Long, III (VSB No. 75134)
Justin F. Paget (VSB No. 77949)
HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218

David G. Heiman (admitted pro hac vice)
Carl E. Black (admitted pro hac vice)
Thomas A. Wilson (admitted pro hac vice)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212

Jeffrey B. Ellman (admitted pro hac vice)
JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Telephone: (404) 581-3939
Facsimile: (404) 581-8330

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION